Exhibit 99.1

      FOR IMMEDIATE RELEASE

Public Relations Contact: Teresa Morrow Corporate Communications Director 651-312-3570 tmmorrow@bremer.com	Financial Contact: Stuart F. Bradt Controller 651-734-4717 sfbradt@bremer.com

BREMER REPORTS FIRST QUARTER 2005 EARNINGS

     St. Paul, Minn. (April 26, 2005) — Bremer Financial Corporation reported net income of $16.2 million for the three months ended March 31, 2005, an increase of 12.4% from the $14.4 million earned for the same three-month period in 2004. Return on average equity for the first quarter of 2005 was 12.93% compared to 12.23% in the first quarter of 2004, while return on average assets increased to 1.07% in the first quarter of 2005 compared to 1.03% in the first quarter of 2004.

Net interest income for the first quarter of 2005 was $53.4 million, an increase of $7.6 million or 16.6% from the $45.8 million reported for the same period a year ago, as our net interest margin increased to 3.89% from 3.66% and our average loans and leases increased $622.2 million or 15.8% when comparing the same two quarters.

“This was an outstanding quarter for Bremer, which directly benefits our stakeholders – Bremer employees and the communities receiving grants from the Otto Bremer Foundation,” said Stan Dardis, president of Bremer Financial Corporation. “Our 1,800 team members are the key to our success. Not only are they meeting the needs of clients and identifying ways to cross-serve them, they are donating their time and talents to the communities in which they live and work. At Bremer, we believe in building healthy

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Bremer Reports First Quarter 2005 Earnings

communities. Maintaining a thriving, vibrant business is just one way we are contributing to the health of our communities.”

The increase in our net interest margin from the first quarter of 2004 to the first quarter of 2005 is primarily the result of increases in short-term interest rates which began in June 2004. The average yield on our earning assets increased 49 basis points when comparing the first quarter of 2005 with the first quarter of 2004, while the cost of our interest bearing liabilities increased by 32 basis points. However, our net interest margin declined by nine basis points when comparing the first quarter of 2005 to the fourth quarter of 2004, as the cost of interest bearing liabilities increased by 26 basis points when comparing those two periods while the average yield on earning assets increased by only 14 basis points. Due to the competitiveness of deposit markets, we do not expect further increases in short-term interest rates to result in improvements in our net interest margin.

Noninterest income of $18.8 million in the first quarter of 2005 reflected a $1.5 million or 7.6% decrease from the $20.3 million of noninterest income recorded in the first quarter of 2004. Increases of 17.5% and 8.7% in insurance and investment management and trust fees, respectively, were more than offset by a $2.1 million decrease in the gain on sale of securities, as we had no securities sales during the first quarter of 2005.

Noninterest expense increased $2.7 million, or 6.5%, to $44.0 million in the first quarter of 2005 from $41.4 million in the first quarter of 2004. Increases in personnel costs accounted for more than 75% of the increase in noninterest expenses, impacted by rising medical benefit costs when comparing the first quarter of 2005 with the first quarter of 2004. Exclusive of personnel costs, total noninterest expense increased $616 thousand or 3.8% when comparing the same two periods.

Nonperforming assets at March 31, 2005 were $12.6 million compared to $11.4 million at December 31, 2004 and $22.0 million at March 31, 2004. Correspondingly, the ratio of nonperforming assets to total loans, leases and other real estate owned (OREO) decreased to 0.25% at March 31, 2005 from 0.55% at March 31, 2004 and was unchanged from the December 31, 2004 ratio of 0.25%.

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Bremer Reports First Quarter 2005 Earnings

Net charge-offs in the first quarter of 2005 were $339 thousand compared to $2.3 million in the fourth quarter of 2004 and $1.8 million in the first quarter of 2004. We recorded a provision for credit losses of $3.3 million in the first quarter of 2005 compared to $1.4 million in the fourth quarter of 2004 and $2.9 million in the first quarter of 2004. Our ratio of reserve for credit losses to total loans and leases was 1.38% at March 31, 2005, 1.35% at December 31, 2004 and 1.49% at March 31, 2004. Meanwhile, our reserve coverage on nonperforming loans and leases was 554% at March 31, 2005 compared to 606% at December 31, 2004 and 327% at March 31, 2004.

Bremer Financial Corporation is a privately-held, $6.2 billion regional financial services company jointly owned by its employees and the Otto Bremer Foundation. Founded in 1943 by Otto Bremer, the company is headquartered in St. Paul, MN and provides a comprehensive range of banking, investment, trust and insurance services to over 100 locations in Minnesota, North Dakota and Wisconsin. Company profits are distributed in the form of charitable grants by the Otto Bremer Foundation to communities served by Bremer.

Except for historical information contained herein, the statements made in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risk and uncertainties, including statements regarding the intent, belief or current expectations of Bremer Financial Corporation and its management as to Bremer’s strategic directions, prospects and future results. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including our competitive environment, economic and other conditions in the markets in which we operate, governmental regulation, including policies and enactments of the Federal Reserve Board, and other risks set forth in Exhibit 99.1 to Bremer’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission, which is incorporated herein by reference.

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Bremer Reports First Quarter 2005 Earnings

BREMER FINANCIAL CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share amounts)

	Three months ended March 31,
	2005	2004	Change
Operating Results:
Total interest income	$80,386	$67,148	19.71%
Total interest expense	27,019	21,389	26.32

Net interest income	53,367	45,759	16.63
Provision for credit losses	3,312	2,943	12.54

Net interest income after provision for credit losses	50,055	42,816	16.91

Noninterest income	18,793	20,340	(7.61)
Noninterest expense	44,041	41,358	6.49

Income before income tax expense	24,807	21,798	13.80
Income tax expense	8,625	7,400	16.55

Net income	$16,182	$14,398	12.38%

Net income per share	$1.35	$1.20	12.38%
Dividends paid per share	0.50	0.45	11.11

Tax equivalent net interest income	$55,567	$47,831	16.17%
Net charge-offs	339	1,849	(81.66)

Selected Financial Ratios:
Return on average assets	1.07%	1.03%	0.04
Return on average equity (1)	12.93	12.23	0.70
Average equity to average assets (1)	8.27	8.45	(0.18)
Net interest margin (2)	3.89	3.66	0.23
Operating efficiency ratio (3)	59.23	60.67	(1.44)
Net charge-offs to average loans and leases	0.03	0.19	(0.16)

	March 31, 2005	March 31, 2004		December 31, 2004	Change
Balance Sheet Data:
Total assets	$6,230,236	$5,721,282	8.90%	$6,141,519	1.44%
Securities (4)	1,207,378	1,331,631	(9.33)	1,193,446	1.17
Loans and leases (5)	4,678,854	4,029,138	16.13	4,541,993	3.01
Total deposits	4,266,941	4,017,819	6.20	4,210,096	1.35
Short-term borrowings	1,026,400	712,427	44.07	988,457	3.84
Long-term debt	369,692	460,149	(19.66)	380,700	(2.89)
Total shareholders' equity and redeemable
Class A common stock	511,206	479,695	6.57	504,191	1.39
Per share book value of common stock	42.60	39.97	6.57	42.02	1.39

Asset Quality:
Reserve for credit losses	$64,463	$60,000	7.44%	$61,490	4.83%
Nonperforming assets	12,574	22,021	(42.90)	11,372	10.57
Nonperforming assets to total loans, leases
and OREO	0.25%	0.55%	(0.30)	0.25	—
Reserve for credit losses to nonperforming
loans and leases	553.76	326.96	226.80	606.27	(52.51)
Reserve for credit losses to total loans
and leases	1.38	1.49	(0.11)	1.35	0.03

(1) (2) (3) (4) (5)	Calculation includes shareholders' equity and redeemable class A common stock.
Tax-equivalent basis (TEB).
Noninterest expense as a percentage of tax-equivalent net interest income and noninterest income.
Includes securities held-to-maturity and securities available-for-sale.
Net of unearned discount and includes nonaccrual loans and leases.

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Bremer Reports First Quarter 2005 Earnings

BREMER FINANCIAL CORPORATION AND SUBSIDIARIES
SUMMARY BALANCE SHEET AND INCOME STATEMENT
(dollars in thousands)

	Three months ended March 31,
	2005		2004
	Average Balance	Average Rate/ Yield (1)	Average Balance	Average Rate/ Yield (1)
Summary Average Balance Sheet:
Total loans and leases (2)	$4,568,704	6.27%	$3,946,498	5.79%
Total securities (3)	1,201,552	4.01	1,292,831	3.85
Total other earning assets	17,997	1.67	12,931	1.37

Total interest earning assets (4)	$5,788,253	5.79%	$5,252,260	5.30%
Total noninterest earning assets	353,329		348,964

Total assets	$6,141,582		$5,601,224

Noninterest bearing deposits	$764,328		$686,289
Interest bearing deposits	3,445,412	1.90%	3,280,603	1.52%
Short-term borrowings	990,054	2.18	651,588	1.16
Long-term debt	370,919	6.07	460,154	6.19

Total interest bearing liabilities	$4,806,385	2.28%	$4,392,345	1.96%
Other noninterest bearing liabilities	63,021		48,879
Minority interest	150		150
Total shareholders' equity and redeemable
Class A common stock	507,698		473,561

Total liabilities and equity	$6,141,582		$5,601,224

	Three months ended March 31,
	2005	2004	$ Change	% Change
Summary Income Statement:
Total interest income	$80,386	$67,148	$13,238	19.71%
Total interest expense	27,019	21,389	5,630	26.32

Net interest income	53,367	45,759	7,608	16.63
Provision for credit losses	3,312	2,943	369	12.54

Net interest income after provision for credit losses	50,055	42,816	7,239	16.91
Service charges	7,303	7,272	31	0.43
Insurance	3,271	2,783	488	17.54
Investment management and trust fees	2,847	2,619	228	8.71
Brokerage	1,584	1,535	49	3.19
Gain on sale of loans	2,025	2,261	(236)	(10.44)
Gain on sale of securities	—	2,050	(2,050)	(100.00)
Other	1,763	1,820	(57)	(3.13)

Total noninterest income	18,793	20,340	(1,547)	(7.61)
Salaries and wages	20,516	19,506	1,010	5.18
Employee benefits	6,659	5,602	1,057	18.87
Occupancy	3,246	3,059	187	6.11
Furniture and equipment	2,882	2,630	252	9.58
Data processing fees	2,727	2,639	88	3.33
FDIC premiums and examination fees	506	463	43	9.29
Amortization of intangibles	650	685	(35)	(5.11)
Other	6,855	6,774	81	1.20

Total noninterest expense	44,041	41,358	2,683	6.49

Income before income tax expense	24,807	21,798	3,009	13.80
Income tax expense	8,625	7,400	1,225	16.55

Net income	$16,182	$14,398	$1,784	12.38%

(1) (2) (3) (4)	Calculation is based on interest income including $2,200 and $2,272 for the three months ended March 31, 2005 and March 31, 2004 to adjust to a fully taxable basis using the federal statutory rate of 35%.
Net of unearned discount and includes nonaccrual loans and leases.
Excluding net unrealized gain (loss) on securities available-for-sale.
Before deducting the reserve for loan losses.